Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

Cardiovascular Systems, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$849,554,100	0.0001102	$93,620.86
Fees Previously Paid	—		—
Total Transaction Valuation	$849,554,100
Total Fees Due for Filing			$93,620.86
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$93,620.86

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (each, a “Share” and collectively, the “Shares”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on March 9, 2023, the maximum number of Shares to which this transaction applies is estimated to be 42,477,705 which consists of (a) 42,198,048 outstanding Shares and (b) 279,657 Shares underlying outstanding restricted stock unit awards.

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the product of (i) 42,477,705 Shares (including 42,198,048 outstanding Shares and 279,657 Shares underlying outstanding restricted stock unit awards) and (ii) the merger consideration of $20.00 in cash per Share (the “Total Consideration”).

Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001102 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A